BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
ATTN: REORGANIZATION DEPARTMENT
P.O. BOX 9116
FARMINGDALE, NY 11735-9547

VOTE BY INTERNET - www.proxyvote.com/tender
If you wish to use the Internet to provide your directions regarding participation in the Offer, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from your Trustee Direction Form (located in the box below next to the arrow) and click on the Submit button. You will then be able to provide your direction regarding participation in the Offer on the following screen.

BY HAND OR OVERNIGHT DELIVERY
Broadridge, Attn: BCIS–VP 401K Plan Processing
51 Mercedes Way, Edgewood, NY 11717

VOTE BY MAIL
Broadridge, Attn: Re-Organization Dept.
P.O. Box 9116, Farmingdale, NY 11735-9547

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E48222-TBD

Trustee Direction Forms that are not timely received by this tabulation agent by 1:00 p.m. New York City time on May 23, 2018, and those received without a box checked below or with more than one box checked, will be treated as a direction NOT to tender Shares in the Offer.

As of April 24, 2018, the number of Shares credited to your interest in the AbbVie Company Stock Fund in the AbbVie Savings Plan is shown to the right of your address.

As described in the Offer to Purchase, dated May 1, 2018 (the "Offer"), the Offer is designed to offer AbbVie Inc. stockholders the opportunity to tender shares of AbbVie Inc. common stock (the "Shares") to AbbVie Inc. for cash. I hereby instruct The Northern Trust Company, as trustee for the AbbVie Savings Plan Trust (the "Trust") which serves as a funding medium for the AbbVie Savings Plan, to tender Shares attributable to my interest in the AbbVie Company Stock Fund as of May 24, 2018, unless a later deadline is announced, as follows (check only one box and complete):

PLEASE MAKE YOUR SELECTION

Box 1 I direct The Northern Trust Company, as trustee, NOT to tender any of the Shares attributable to my interest in the AbbVie Company Stock Fund in the Offer. ☐

Box 2 I direct The Northern Trust Company, as trustee, to TENDER Shares attributable to my interest in the AbbVie Company Stock Fund in the percentages indicated below for each of the prices provided. This action could result in none of the Shares being tendered, if the purchase price determined by AbbVie Inc. pursuant to the Offer (the "Purchase Price") is less than the price(s) selected. If the Purchase Price for the Shares is equal to or greater than the price(s) selected, then the Shares purchased by AbbVie Inc. will be purchased at the Purchase Price, subject to the terms of the Offer, including proration in the event that the tender offer is oversubscribed. ☐

FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.
Percentage of Shares to be tendered (the total of all percentages must be less than or equal to 100%). A blank space before a given price will be taken to mean that no Shares credited to your account are to be tendered at that price. If the total is less than 100% you will be deemed to have directed the trustee NOT to tender the remaining percentage. If the sum of all percentages exceeds 100%, your Direction Form will be rejected and none of your Shares allocated to your AbbVie Savings Plan account will be tendered.

______ % at $99	______ % at $100	______ % at $101	______ % at $102
______ % at $103	______ % at $104	______ % at $105	______ % at $106
______ % at $107	______ % at $108	______ % at $109	______ % at $110
______ % at $111	______ % at $112	______ % at $113	______ % at $114

______ % at To Be Determined*

* By entering a percentage on the % line at To Be Determined, the undersigned is willing to accept, for the percentage of Shares elected, the Purchase Price to be determined pursuant to the Offer which may be as low as $99 or as high as $114 per Share.

Please note that the AbbVie Savings Plan is prohibited by law from selling Shares to AbbVie Inc. for a price that is less than the prevailing market price of AbbVie common stock. Accordingly, if you elect to tender Shares at a price that is lower than the prevailing market price on the New York Stock Exchange, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the prevailing market price of AbbVie common stock on the New York Stock Exchange on the applicable date. **THIS COULD RESULT IN YOUR SELECTED PERCENTAGE(S) OF YOUR SHARES NOT BEING PURCHASED IN THE TENDER OFFER.** If the prevailing market price of AbbVie common stock on the New York Stock Exchange on the applicable date is greater than the maximum price available in the tender offer, **none of your Shares attributable to your interest in the AbbVie Company Stock Fund under the AbbVie Savings Plan will be tendered and your tender will be deemed to have been withdrawn.**

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX] Date

E48223-TBD TRUSTEE DIRECTION FORM ABBVIE SAVINGS PLAN ABBVIE STOCK FUND BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY ALL ENCLOSED MATERIALS PLEASE NOTE THAT IF YOU DO NOT DELIVER TO THIS TABULATION AGENT A PROPERLY COMPLETED, SIGNED TRUSTEE DIRECTION FORM BY 1:00 P.M. NEW YORK CITY TIME ON MAY 23, 2018, OR PROVIDE TIMELY DIRECTIONS THROUGH THE INTERNET BY THE SAME DEADLINE, UNLESS THE OFFER IS EXTENDED, THE ABBVIE SHARES ALLOCATED TO YOUR ABBVIE SAVINGS PLAN ACCOUNT WILL NOT BE TENDERED INTO THE OFFER. This Trustee Direction Form can be used by participants in the AbbVie Savings Plan (the “Plan“) to provide direction to The Northern Trust Company as trustee for the AbbVie Savings Plan Trust (the “Trustee”). The Trustee makes no recommendation to any Plan participant regarding participation in the Offer. This Trustee Direction Form, if properly signed, completed and received by the tabulation agent in a timely manner, will supersede any previous direction with respect to your participation in the Offer and your account in the Plan. PLEASE SIGN AND DATE ON THE REVERSE SIDE.